Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
March 5, 2010	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-end and Fourth Quarter Results
and Payment of a Cash Dividend

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported unaudited net income for 2009 of $460,000 or $0.30 per share, compared to net income of $1.74 million or $1.12 per share for 2008, a decrease in both earnings and earnings per share of 73.2%.  Net income was significantly impacted by asset-quality related issues, and the effect was primarily seen in our provision for loan losses for the year of $3.2 million compared to $1.1 million in 2008.  $1.4 million of that allocation was made in the fourth quarter due to credit concerns identified in that quarter which resulted in a net loss for the fourth quarter of $178,000 compared to income of $312,000 in the fourth quarter of 2008.

LSB President and CEO Randolph F. Williams stated, “Although this decrease in earnings is disappointing, I am pleased to end the year in a positive income position. Unfortunately the local economy stubbornly continued to underperform expectations and the resulting loan delinquencies and foreclosures drove the need to make this substantial provision for losses despite our best efforts to work with struggling borrowers.  While our economy continues to show signs of improvement on paper, we believe the prudent step is to proactively set aside dollars to offset losses that might still exist in our loan portfolio.”

Mr. Williams continued, “We are pleased to note that our pre-tax, pre-provision income was actually higher in 2009 than the previous year, which is quite an accomplishment since we also absorbed a $489,000 increase in our FDIC premiums in 2009.  Net interest income increased from $10.0 million in 2008 to $10.3 million in 2009 primarily because of a $2.0 million or 17.3% decrease in our interest expense.  This improvement was largely due to lower rates in the economy.  Our deposits were actually up $19.3 million from last year as our branch bankers capitalized on depositors’ desire to move to the safety of FDIC insurance protected deposits. Some of the growth in deposits went toward paying off higher rate Federal Home Loan Bank advances and other high rate deposits.  Interest income on loans decreased $1.4 million due to lower rates and the loss in interest income on loans that are no longer performing.”

Mr. Williams also reported, “Our non-interest income also increased substantially from $2.9 million in 2008 to $3.8 million in 2009 largely due to $1.4 million in fees from the sale of $68.7 million of residential loans.  Fixed rate loans reached historically low rates in 2009 and many borrowers took advantage of the opportunity to refinance their existing loans. Others tapped into the first-time home buyer tax credit and purchased a first home in 2009.  We offer our residential borrowers the opportunity to choose to have their mortgage loan serviced here or to select from the mortgage products and rates available at other financial institutions for which we make the loan here and then sell the loan to the designated loan servicer.”

The Company also announced that it will pay a quarterly dividend of $0.125 per share to shareholders of record as of the close of business on March 19, 2010 with a payment date of March 31, 2010.  Mr. Williams said, “This delayed announcement of the quarterly dividend was tied to the completion of our audit and of a review of our loan portfolio.  We needed to complete the external audit before we felt comfortable with the dividend.”  Mr. Williams continued, “This will be the fifth consecutive quarter where we have paid the $0.125 dividend, which represents a dividend yield of 5%.  Because we continue to maintain capital in excess of regulatory “well-capitalized” minimums and because we believe our core business to be sound, we believe the payment of this dividend is warranted.”

The closing price of LSB stock on March 4, 2010 was $10.05 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Year ended December 31, 2009	Year ended December 31, 2008

Cash and due from banks	$8.084	$2,046
Short-term investments	4,817	9,179
Securities available-for-sale	11,345	11,853
Loans held for sale	3,303	1,342
Net portfolio loans	317,860	325,297
Allowance for loan losses	3,737	3,697
Premises and equipment, net	6,209	6,461
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	6,071	5,841
Other assets	9,364	6,996
Total assets	371,050	373,012

Deposits	277,866	258,587
Advances from Federal Home Loan Bank	57,000	78,500
Other liabilities	2,300	1,850

Shareholders’ equity	33,884	34,075
Book value per share	$21.81	$21.93
Equity / assets	9.13%	9.14%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$12,554	$7,976
Loans past due 90 days still on accrual	0	0
Other real estate / assets owned	1,892	1,412
Total non-performing assets	14,446	9,388
Non-performing loans / total loans	3.91%	2.41%
Non-performing assets / total assets	3.89%	2.52%
Allowance for loan losses / non-performing loans	29.77%	46.35%
Allowance for loan losses / non-performing assets	25.87%	39.38%
Allowance for loan losses / total loans	1.16%	1.12%
Loans charged off (year-to-date)	$3,186	$1,183
Recoveries on loans previously charged off	28	77

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2009	2008	2009	2008

Total interest income	$4,754	$5,229	$19,659	$21,319
Total interest expense	1,964	2,779	9,335	11,286
Net interest income	2,790	2,450	10,324	10,033
Provision for loan losses	1,375	250	3,197	1,102
Net interest income after provision	1,415	2,200	7,127	8,931
Non-interest income:
Deposit account service charges	431	444	1,525	1,736
Gain on sale of mortgage loans	246	58	1,386	117
Gain on sale of securities	—	—	—	—
Gain(loss) on the sale of real estate owned	(77)	(186)	(183)	(156)
Other non-interest income	281	273	1,059	1,194
Total non-interest income	881	589	3,787	2,891
Non-interest expense:
Salaries and benefits	1,159	1,118	5,137	4,585
Occupancy and equipment, net	312	336	1,307	1,382
Computer service	138	140	562	549
Advertising	104	93	301	294
Other	963	606	3,196	2,476
Total non-interest expense	2,676	2,293	10,503	9,286
Income before income taxes	(380)	496	411	2,536
Income tax expense	(202)	184	(49)	796
Net income	(178)	312	460	1,740

Weighted average number of diluted shares	1,554,723	1,552,986	1,554,707	1,556,169
Diluted earnings per share	$(0.11)	$0.20	$0.30	$1.12

Return on average equity	(2.08)%	3.65%	1.34%	5.08%
Return on average assets	(0.19)%	0.34%	0.12%	0.48%
Average earning assets	$341,428	$347,846	$351,757	$337,686
Net interest margin	3.27%	2.82%	2.94%	2.97%
Efficiency ratio	116.55%	82.22%	96.23%	78.62%